                                                                              |------------------------------|
                                                                              |        OMB APPROVAL          |
                                                                              |------------------------------|
                                                                              | OMB Number:        3235-0101 |
                                                                              | Expires:     August 31, 2003 |
                                UNITED STATES                                 | Estimated average burden     |
                      SECURITIES AND EXCHANGE COMMISSION                      | hours per response...... 2.0 |
                            WASHINGTON, D.C. 20549                            |------------------------------|
                                                                                     +-----------------------+
                                                                                     |     SEC USE ONLY      |
                                  FORM 144                                           +-----------------------+
                                                                                     | DOCUMENT SEQUENCE NO. |
                                                                                     |                       |
                   NOTICE OF PROPOSED SALE OF SECURITIES                             +-----------------------+
            PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933                    | CUSIP NUMBER          |
                                                                                     |                       |
            ATTENTION: Transmit for filing 3 copies of this form                     +-----------------------+
                       concurrently with either placing an order                     | WORK LOCATION         |
                       with a broker to execute sale or executing                    |                       |
                       a sale directly with a market maker.                          +-----------------------+
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1 (a) NAME OF ISSUER (Please type or print)                          (b) IRS IDENT. NO.            (c) S.E.C. FILE NO.
      ENTERPRISE FINANCIAL SERVICES CORP                                 43-1706259                     0001025835
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1 (d) ADDRESS OF ISSUER             STREET           CITY           STATE          ZIP CODE                   (e) TELEPHONE NO.
      150 NORTH MERMEC                              ST. LOUIS        MO            63105                     ---------------------
                                                                                                              AREA CODE |  NUMBER
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2 (a) NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD         (b) IRS INDENT. NO.              (c) RELATIONSHIP
                                                                                                                  TO ISSUER
      FRED H. ELLER                                                           ###-##-####                         DIRECTOR
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2 (d) ADDRESS STREET           CITY           STATE          ZIP CODE
      150 N MERAMEC           ST. LOUIS        MO             63105
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INSTRUCTION: The person filing this notice should contact the issuer to obtain the I.R.S. Identification Number and the S.E.C. File Number

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 3(a)            (b)                                SEC USE ONLY  (c)          (d)          (e)          (f)           (g)
  Title of the   Name and Address of Each Broker   --------------  Number of   Aggregate     Number of   Approximate   Name of Each
    Class of     Through Whom the Securities are    Broker-Dealer   Shares       Market       Shares     Date of Sale   Securities
   Securities   to be Offered or Each Market Maker   File Number   or Other      Value       or Other    (See instr.    Exchange
   To Be Sold    who is Acquiring the Securities                    Units      (See instr.     Units        3(f))       (See instr.
                                                                  To Be Sold      3(d))     Outstanding  (MO. DAY YR.)     3(g))
                                                                  (See instr.               (See instr.
                                                                     3(c))                     3(e))
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 COMMON
 STOCK           SCHWAB                                           2,000        $25,500      320,922        01/03/03      N/A
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INSTRUCTIONS:
1.(a) Name of Issuer
  (b) Issuer's I.R.S. Identification Number
  (c) Issuer's S.E.C. file number, if any
  (d) Issuer's address, including zip code
  (e) Issuer's telephone number, including area code
2.(a) Name of person for whose account the securities are to be sold
  (b) Such person's I.R.S. identification number, if such person is an entity
  (c) Such person's relationship to the issuer (e.g., officer, director, 10% stockholder, or member of immediate family of any of the foregoing)
  (d) Such person's address, including zip code
3.(a) Title of the class of securities being sold
  (b) Name and address of each broker through whom the securities are intended to be sold
  (c) Number of shares or other units to be sold (if debt securities, give the aggregate face amount)
  (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
  (e) Number of shares or other units of the class outstanding, or if debt securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer
  (f) Approximate Date on which the securities are to be sold
  (g) Name of each securities exchange, if any, on which the securities are intended to be sold

                        TABLE I--SECURITIES TO BE SOLD
   Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:

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                                                                                                     Amount of
Title of     Date You                                        Name of Person from Whom Acquired      Securities  Date of    Nature
the Class    Acquired   Nature of Acquisition Transaction  (If gift, also give date donor acquired)   Acquired   Payment  of Payment
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                                       N/A
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INSTRUCTIONS:
1. If the securities were purchased and full payment therefore was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.

2. If within two years after the acquisition of the securities the person for whose account they are to be sold had any short positions, put or other option to dispose of securities referred to in paragraph (d)(3) of Rule 144, furnish full information with respect thereto.
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              TABLE II--SECURITIES SOLD DURING THE PAST 3 MONTHS
  Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold.

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                                                                                                    Amount of
                                                                                                    Securities
             Name and Address of Seller             Title of Securities Sold       Date of Sale        Sold        Gross Proceeds
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REMARKS:


INSTRUCTIONS:
See the definition of "person" in paragraph (a) of Rule 144. Information is to be given not only as to the person for whose account the securities are to be sold but also as to all other persons included in that definition. In addition, information shall be given as to sales by all persons whose sales are required by paragraph (e) of Rule 144 to be aggregated with sales for the account of the person filing this notice.


ATTENTION:
The Person for whose account the securities to which this notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.


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               DATE OF NOTICE


FRED H. ELLER
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                (SIGNATURE)


  The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed. Any copies not manually signed shall bear typed
                            or printed signatures.


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     ATTENTION: Intentional misstatements or omission of facts constitute
               Federal Criminal Violations (See 18 U.S.C. 1001).
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